Exhibit 10.1

EMPLOYMENT AGREEMENT

      This Agreement, made and entered into as of the 24th day of October, 2006 by and between Duane C. Montopoli (the "Executive") of North Andover, Massachusetts, and Pennichuck Corporation (the "Corporation"), a New Hampshire corporation with principal offices in Merrimack, New Hampshire.

      For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and promises set forth in this Agreement, the parties agree as follows:

ARTICLE I EMPLOYMENT

      1.1.    The Corporation hereby employs the Executive and the Executive hereby accepts employment with the Corporation effective as of August 21, 2006 for the Term (as defined in Section 3.1 below) of the Agreement, in the position and with the duties and responsibilities set forth in Article II below and upon the other terms and subject to the conditions hereinafter set forth.

ARTICLE II POSITION, DUTIES AND RESPONSIBILITIES

      2.1.    Position and Duties. During the Term of this Agreement, the Executive shall serve as the President, Chief Executive Officer and a director of the Corporation. Subject only to the supervision, control and guidance of the Chairman of the Board and the Board of Directors of the Corporation (the "Board"), the Executive shall have all of the duties, responsibilities and authorities typically enjoyed by a President and Chief Executive Officer of a publicly-traded corporation to control the day-to-day operations of the Corporation, including, by example but not by way of limitation, the responsibility for the overall operations of the Corporation, the supervision over the property, business and affairs of the Corporation and the power to hire and dismiss other employees. The parties acknowledge that the Executive may be listed as an employee of one of the Corporation's subsidiaries for payroll and other appropriate purposes. The Executive will also serve as a director and officer of one or more of the Corporation's subsidiaries, as directed by the Board.

      2.2.    Outside Activities. The Executive shall devote substantially all of his business time and attention to the business and affairs of the Corporation consistent with his executive position with the Corporation, except for vacations permitted pursuant to Section 5.4 and Disability (as defined in Section 7.5). Nothing in this Agreement, however, shall preclude the Executive from engaging in charitable activities, community affairs and corporate boards, or giving attention to his investments provided that such activities do not unreasonably interfere with the performance of his duties and responsibilities enumerated within this Agreement as determined by the Board.

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ARTICLE III TERM

3.1. The term of employment under this Agreement ("Term") shall be for the period commencing on August 21, 2006 ("Effective Date") and shall end upon termination pursuant to Article VII below.

ARTICLE IV COMPENSATION

      4.1.    Base Salary. The Executive shall be paid a base salary (the "Base Salary") equal to two hundred and fifty thousand dollars ($250,000.00) per annum for the Term. The Base Salary shall be payable to the Executive in installments, less state and federal income tax withholdings and other normal employee deductions, on the date on which the Corporation's other executive officers are paid, but in no event less frequently than monthly. The Base Salary shall be reviewed by the Board each year (on or about the first business day of each calendar year) and shall be subject to upward adjustment only, in the absolute discretion of the Board taking into account, but not limited to additional responsibilities, if any, which may have been assigned to him, corporate and individual performance and general business conditions.

      4.2.    Incentive Compensation. During the Term, the Executive shall generally be entitled to participate in any bonus and incentive compensation plans, as amended from time to time, that are made available to executive officers of the Corporation. The Executive shall have the opportunity to earn an annual target cash bonus of 40% of his then Base Salary as determined by the Compensation and Benefits Committee of the Board based on the Corporation's financial performance and the Executive's overall performance. Any such bonus shall be paid at the same time as such payments are ordinarily made to the executive officers of the Corporation.

      4.3.    Non-Qualified Stock Options. During the Term, the Executive shall generally be entitled to participate in any stock option plan or plans which may be made available by the Corporation; provided that, on the Effective Date, the Executive shall be granted forty thousand (40,000) non-qualified options to acquire common shares of the Corporation pursuant to the Corporation's existing stock option plans, with an exercise price for such 40,000 options being equal to the closing price of the Corporation's common stock as reported by NASDAQ on the trading day immediately preceding the Effective Date; said options will vest over a three year period, with one third or thirteen thousand, three hundred and thirty four options vesting at the end of calendar year 2006 and an additional one third or thirteen thousand, three hundred and thirty three options vesting at the end of each calendar year thereafter; and provided further, all of said options shall vest immediately in the event of a "Change of Control" (as that term is defined in section 7.4). The Executive may receive additional stock option grant awards at the discretion of the Board on or about the month of March of each calendar year during the Term.

      4.4.    Eminent Domain Case Grant. In the event of a final settlement, adjudication, or resolution of the current proceedings, docket number DW 04-048, brought by the City of Nashua to acquire the assets of one or more of the Corporation's water utility subsidiaries (the "Eminent Domain Case"), the Board shall grant to the Executive an additional thirty thousand (30,000)

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non-qualified options to acquire common shares of the Corporation, immediately exercisable at an exercise price equal to the closing price of such shares as of the trading day prior to the earlier to occur of either the date of any such event or the public announcement of any such event. Such number of options shall be adjusted for stock splits and/or recapitalizations.

      4.5.    Tax Withholdings. Federal, state, and local withholding, social security, and other appropriate taxes shall be deducted from all compensation paid to, or provided by the Corporation for, Executive as and to the extent required by law.

ARTICLE V FRINGE BENEFIT PLANS

      5.1.    Employee Benefit Programs. The Executive shall be entitled to (A) receive health and dental insurance coverage, to the extent provided by the Corporation to its executive officers; provided that the Corporation shall also reimburse the Executive for the cost of continuing his current health and dental coverage during the initial 90-day waiting period imposed by the Corporation's health and dental insurance plans up to the amount the Corporation would have paid for Executive's coverage if there had been no waiting period; (B) receive group life and disability coverage, to the extent provided by the Corporation to its executive officers; (C) receive insurance on the life of the Executive in the amount of one million dollars ($1,000,000) pursuant to a life insurance policy owned by the Executive, and (D) participate in (1) all of the Corporation's current pension and other retirement plans and profit-sharing plans, and any successor plans, if any, that may hereafter be adopted and maintained by the Corporation, with at least the same opportunity to participate therein as shall be applicable to other executive officers of the Corporation and (2) all of the Corporation's other benefit plans which may be in effect from time to time. Further, the Corporation shall provide the Executive with (a) short term disability coverage encompassing up to sixty percent (60%) of his then Base Salary for a period of up to twenty six (26) weeks and (b) long term disability coverage (at the Executive's option) encompassing up to sixty percent (60%) of his then Base Salary up to a maximum benefit of six thousand dollars ($6,000) per month. The Corporation acknowledges that the Executive currently meets the eligibility criteria for participation in all of the Corporation's present employee benefit programs, subject to any waiting periods contained in the plan documents.

      5.2.    Reimbursement of Expenses. It is contemplated that in connection with the Executive's employment hereunder, the Executive may be required to incur business, entertainment and travel expenses. The Corporation agrees to promptly reimburse the Executive in full for all reasonable out-of-pocket business, entertainment and other related expenses (including all expenses of travel and living expenses while away from home on business at the request of, and in the service of, the Corporation) incurred or expended by the Executive incident to the performance of his duties hereunder; provided, that the Executive properly accounts for such expenses in accordance with the policies and procedures established by the Board and applicable to the executive officers of the Corporation.

5.3. Automobile. The Executive shall be provided the use of an automobile. The Corporation shall pay all gas, upkeep, insurance coverage, and maintenance on said vehicle;

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provided, however, that the value of any personal use thereof shall be included in the Executive's taxable wages reported by the Corporation as and to the extent required by applicable law.

      5.4.    Vacation. The Executive shall be entitled, in each year during the Term, to the number of paid vacation days determined by the Corporation from time to time to be appropriate for its executive officers, but in no event less than two (2) weeks for calendar year 2006, and no less than four (4) weeks in any full calendar years, and pro-rated for any other partial calendar years during the Term. The Executive may take his allotted vacation days at such times as are mutually convenient for the Corporation and the Executive, consistent with respect to its executive officers. The Executive shall also be entitled to all paid holidays given by the Corporation to its executive officers.

      5.5 .    Membership. The Corporation will provide a membership for Executive at the Nashua Country Club for business use. The Corporation will reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in connection with his business duties on behalf of the Corporation.

      5.6.    Legal Assistance. The Corporation will reimburse the Executive for the cost of attorney's fees to have Executive's personal attorney review this Employment Agreement. The amount of such reimbursement will not exceed two thousand, five hundred dollars ($2,500.00).

ARTICLE VI INDEMNIFICATION

      6.1.    The Executive shall be entitled, at all times, to the benefit of the maximum indemnification and advancement of expenses available from time to time under the Corporation's Articles of Incorporation and Bylaws, and under the laws of the State of New Hampshire. Such indemnification shall survive the termination of this Agreement unless such termination is for "Cause" (as that term is defined in Section 7.4). In addition, the Corporation shall have and maintain in full force and effect an officers' liability insurance policy providing such coverages, exclusions and deductibles as the Corporation and the Executive shall reasonably agree and as is available on a reasonable premium basis.

ARTICLE VII TERMINATION

      7.1.    Termination by the Executive Without a Change of Control. The Executive may terminate his employment hereunder for any reason at any time upon at least thirty (30) days prior written notice to the Corporation. In the event the Executive terminates his employment, the Executive shall receive accrued but unpaid salary, unused vacation, bonus (if any) and benefits through the last day of employment only. Notwithstanding the foregoing, in the event the Executive terminates his employment for "Good Reason", the Corporation shall provide the Executive with the severance benefits and welfare benefits as described in Section 7.2 below.

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      7.2.    Termination by the Corporation Without a Change of Control. The Corporation may terminate Executive's employment hereunder at any time upon thirty (30) days prior written notice to the Executive, with or without Cause, with no liability whatsoever, other than the obligation to pay or cause to be paid accrued but unpaid salary, unused vacation, and bonus, if any, as provided in Section 7.1 above for a resignation for other than Good Reason; provided, however, that if the Corporation terminates the Executive other than for Cause, the Corporation shall provide the Executive with severance benefits payable as a lump sum, equal to the Executive's then current salary and any accrued bonus for which he may be entitled for a period of twelve (12) months from the date of termination. The Corporation will also continue to provide the Executive with the welfare benefits provided under Section 5.1 above (with the exception of participation in the retirement plans) for a period of twelve (12) months from the date of termination, in accordance with the applicable benefit plans in effect at the time of such termination and applicable law; provided that if coverage is not permissible under the terms of any such plan or applicable law, then in lieu of coverage under such plan, the Corporation shall pay to the Executive an amount equal to the premium costs that would otherwise have been incurred by the Corporation for such coverage; provided further that if the Executive becomes reemployed with another employer and is eligible to receive coverage under a welfare benefit plan from such employer that is comparable to the Corporation's welfare plan, then the Corporation shall no longer be required to provide those particular benefits to the Executive or to pay the Executive the cost thereof. Notwithstanding the foregoing, if the Executive's employment is terminated for Cause, the Corporation shall after the date of such termination have no further obligations under this Agreement, except as provided herein.

7.3. Termination Following a Change of Control.

      (a)    Notwithstanding the foregoing, if the Corporation terminates Executive's employment without Cause, or if the Executive terminates his employment with Good Reason, within 24 months following a Change of Control, the Corporation shall provide the Executive with (i) severance benefits equal to 2 times the sum of (A) the Executive's then current salary, and (B) 100% of the Executive's aggregate target bonuses of 40% under Section 4.2 above and any other cash bonus plans of the Corporation for the bonus plan year during which the employment termination occurs, all paid as a lump sum, and (ii) continuation of the welfare benefits provided under Section 5.1 above (with the exception of participation in the retirement plans) for the 24 months following such termination, in accordance with the applicable benefit plans in effect at the time of such termination and applicable law; provided that if coverage is not permissible under the terms of any such plan or applicable law, then in lieu of coverage under such plan, the Corporation shall pay to the Executive an amount equal to the premium costs that would otherwise have been incurred by the Corporation for such coverage; provided further that if the Executive becomes reemployed with another employer and is eligible to receive coverage under a welfare benefit plan from such employer that is comparable to the Corporation's welfare plan, then the Corporation shall no longer be required to provide those particular benefits to the Executive or to pay the Executive the cost thereof.

      (b)    In the event that the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") applies to any payment otherwise required to be made to the Executive pursuant to the terms of this Agreement, an additional amount shall be paid to the

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Executive such that the aggregate after-tax amount that he shall receive under this Agreement, including this Section 7.3(b), shall have a present value equal to the aggregate after-tax amount that he would have received had such excise or penalty tax not applied to him.

7.4. Definitions.

(a) For purposes hereof, "Cause" shall be deemed to exist if the Executive is a subject of a finding by the Corporation's Board of Directors that:

      (i)    as to the Executive's actions or omission to act concerning the Corporation, or any subsidiary or affiliate thereof, and/or its or their affairs, he has been personally dishonest as to any material matter, engaged in willful misconduct or fraud, breached any of his fiduciary duties, or willfully violated any law, rule, regulation or cease and desist order, or

(ii) the Executive has intentionally violated or breached any of his material covenants or agreements contained in this Agreement;

(iii) the Executive has illegally used drugs or abused alcohol in a manner that materially and adversely affects the Executive's performance of his duties hereunder;

(iv) the Executive has intentionally engaged in any act that materially injures the Corporation or any subsidiary or affiliate thereof;

(v) the Executive has intentionally engaged in any act that violates any of the Corporation's material rules, policies, or codes of ethics, as amended from time to time;

(vi) the Executive has failed to reasonably cooperate in any investigation by the Corporation or any subsidiary or affiliate thereof; or

(vii) the Executive has intentionally failed to perform the material duties reasonably assigned to him by the Bylaws of the Corporation or by the Corporation's Board of Directors.

      For purposes of paragraphs (ii), (iv), (v), (vi) and (vii) above, such finding of Cause shall be made after the Executive has been provided written notice of the conduct that constitutes such Cause, and the Executive has not cured such conduct within thirty (30) days of receipt of such notice to cure.

(b) For purposes hereof, a "Change of Control" shall be deemed to have occurred if any of the following have occurred:

      (i)    any individual, corporation (other than the Corporation), partnership, trust, association, pool, syndicate, or any other entity or any group of persons acting in concert becomes the beneficial owner, as that concept is defined in Rule 13d-3 promulgated by the Securities Exchange Commission under the Securities Exchange Act of 1934, as a result of any one or more securities transactions (including gifts and stock repurchases but excluding transactions described in subdivision (ii) following) of securities of the Corporation possessing

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fifty-one percent (51%) or more of the voting power for the election of directors of the Corporation;

      (ii)    there shall be consummated any consolidation, merger or stock-for-stock exchange involving securities of the Corporation in which the holders of voting securities of the Corporation immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of the surviving or resulting corporation or other entity having less than fifty percent (50%) of the total voting power in an election of directors or officers of such surviving or resulting corporation or other entity;

      (iii)    "approved directors" shall constitute less than a majority of the entire Board of Directors of the Corporation, with "approved directors" defined to mean the members of the Board of Directors of the Corporation as of the date of this Agreement and any subsequently elected members of the Board of Directors of the Corporation who shall be nominated or approved by a majority of the approved directors on the Board of Directors of the Corporation prior to such election; or

      (iv)    there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions, excluding any transaction described in subdivision (ii) above), of all, or substantially all, of the assets of the Corporation or its subsidiaries to a party which is not controlled by or under common control with the Corporation.

(c) For purposes hereof, "Good Reason" means:

(i) the assignment to the Executive of any duties or responsibilities inconsistent with the position and office held by the Executive immediately prior to such assignment;

(ii) the material reduction in or loss of authority and responsibility, which authority and responsibility the Executive was empowered with immediately prior to such reduction or loss; or

      (iii)    the requirement that the Executive be assigned to or based at, without his consent, any office or location other than one within a 30-mile radius of the Corporation's Merrimack, New Hampshire headquarters.

      7.5.    Disability of the Executive. In the event the Executive shall be prevented from rendering the essential functions of his position, with or without reasonable accommodation, unless such accommodation would cause the Corporation undue hardship, by reason of Disability, the Corporation shall have the right to declare upon two (2) weeks prior written notice rendered to the Executive, a Disability termination, whereupon the Executive shall receive the Disability compensation provided by the Corporation's disability insurance coverage. The Corporation may, in its sole discretion, accelerate the payment of any amount payable under this Section 7.5. For purposes hereof, the term "Disability" means a condition caused by mental or physical illness or injury which (i) prevents the Executive from performing his normal duties for an aggregate of at least six months out of any twelve-month period and (ii) a doctor reasonably satisfactory to both the Executive and the Corporation certifies at the end of such six-month

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period that the Executive will continue to be prevented from performing his duties as a result of his disability due to mental or physical illness or injury.

      7.6.    Death of the Executive. In the event the Executive dies during the Term, this Agreement shall automatically terminate without notice on the date of his death, and the Corporation shall have no further obligations hereunder except that the Corporation shall pay or cause to be paid to the Executive's designated beneficiary, or, failing such designation, his estate, any salary, bonus and benefits due to the Executive in the amounts and to the extent such payments are provided by the Corporation.

ARTICLE VIII NOTICES

      8.1 .    Any notice or other communication ("Notice") pursuant to this Agreement shall be in writing and shall be deemed to have been given or made when personally delivered, or when mailed by registered or certified mail, postage prepaid, return receipt requested, to the other party. In the case of the Corporation, any such notice shall be delivered or mailed to its principal office. In the case of the Executive, any such notice shall be delivered in person or mailed to his last known address as reflected in the records of the Corporation.

ARTICLE IX ASSIGNMENT AND SUCCESSORSHIP

      9.1.    The Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement or otherwise assign this Agreement. The rights and obligations of the Corporation under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Corporation. In the event there is a Change of Control, the Corporation will require any successor or assign to all or substantially all of the business or assets of the Corporation and its subsidiaries, on a consolidated basis, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession or assignment had taken place.

ARTICLE X ARBITRATION

      10.1.    Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration conducted in Merrimack, New Hampshire or other mutually agreeable location. The matter will be heard promptly by a single arbitrator selected by mutual agreement by the Corporation and the Executive. Should the Corporation and the Executive be unable to agree upon an arbitrator within a 30 day period, an arbitrator will be selected in accordance with the commercial arbitration rules of the American Arbitration Association. Unless the parties mutually agree otherwise, once appointed, the arbitrator will make all rulings on procedural and evidentiary matters and will determine the date, time and place of any hearings. The arbitrator will issue a written decision within 30 days of the hearing or submission

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to him. The arbitrator's decision will be final and binding on all parties. Any arbitration conducted hereunder is subject to the provisions of RSA 542.

ARTICLE XI CONFIDENTIAL INFORMATION

      11.1.    At all times during and after his employment with the Corporation, the Executive shall treat as confidential and shall not divulge, furnish or make known to or accessible to, or use for the benefit of anyone other than the Corporation, any confidential information concerning the Corporation obtained during the course of the Executive's employment. Confidential information includes, but is not limited to: ideas, inventions, discoveries, developments, processes, designs, formulas, patterns, devices, programs, methods, techniques, compilations of scientific, technological or business information, proprietary information, and trade secrets. The Executive agrees that during the term of and following the termination of his employment with the Corporation, he will not disclose to any person or use in any way any such confidential information, other than (i) information that is generally known, or becomes generally known other than by breach of the Executive's obligations hereunder, in the Corporation's industry or acquired from public sources, (ii) as required by any court, supervisory authority, administrative agency or applicable law, (iii) with the prior written consent of the Corporation, (iv) information that is disclosed to Executive by a source not under any obligation of confidentiality to the Corporation, and Executive reasonably believes that such information is generally known, or (v) information that is independently developed by the Executive without resort to or use of the Corporation's confidential information.

ARTICLE XII NON-COMPETITION

      12.1.    The Executive agrees that during the Term and for a period of twelve (12) months after the Term expires, he will not engage in any activity or business endeavors which directly competes with the regulated water utility business operations conducted by the Corporation within the New England region, so called, encompassing the states of New Hampshire, Maine, Vermont, Massachusetts, Rhode Island and Connecticut. The Executive agrees not to divert or attempt to divert from the Corporation any of its existing regulated water utility business within said New England region, and particularly not influence or attempt to influence any of the Corporation's water utility customers to do business with any other regulated water utility business; and further, he will not solicit or attempt to solicit directly or indirectly any employee of the Corporation to leave its employ to join any other regulated water utility business. In addition to constituting a material breach of this Agreement, failure to comply with the provisions of this Article XII in any material respect will result in the Executive's forfeiting any payments to which he might otherwise be entitled hereunder and/or the reimbursement to the Corporation upon demand of any payments previously paid to Executive upon termination of employment. The parties agree that the Corporation may pursue any remedy under law or at equity, including specific performance and injunctive relief, to protect its rights hereunder and that money damages alone will be inadequate. This Article XII shall survive the termination of this Agreement.

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ARTICLE XIII MISCELLANEOUS

13.1. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and replaces all prior agreements relating to said subject matter.

13.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire without reference to its conflicts of law provisions.

      13.3.    Waivers and Modifications. This Agreement may not, in whole or in part, be waived, changed, amended, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the parties hereto. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach hereof or as a waiver of any other provision of this Agreement.

      13.4.    Severability. In any case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

13.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but which taken together shall constitute one instrument.

      13.6.    Section Headings. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to define, limit, or otherwise affect the construction of any provision hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

WITNESS:		PENNICHUCK CORPORATION

/s/	By:	/s/ John R. Kreick

Print Name:		John R. Kreick, Chairman

/s/		/s/ Duane C. Montopoli

Print Name:		Duane C. Montopoli

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